EXHIBIT 99.B

News
For Immediate Release

El Paso 2006—The Turnaround is Complete

HOUSTON, January 18, 2006—El Paso Corporation (NYSE:EP) announced today it has completed the corporate turnaround begun in December 2003 and is presenting its operational and financial plan for 2006.

“2006 will be a breakout year for El Paso,” said Doug Foshee, president and chief executive officer of El Paso Corporation. “We’ve made significant progress against the goals we laid out for ourselves in 2003, allowing us to now turn our focus toward growing our two core businesses, Pipelines and E&P. The growth opportunities in our pipeline business are unprecedented. Our E&P business moved out of crisis mode in 2005, and we expect it to show growth and improvement in virtually every area in 2006. This year will cap our return as one of North America’s premier natural gas companies.”

Financial Highlights

During 2006, El Paso will focus on four key objectives: Earning $1.00 a share or better, growing both core businesses, generating significant free cash flow, and continuing to improve El Paso’s credit metrics. Specific targets include:

•	Earnings per share of $0.95 to $1.05
•	Cash flow from operations of $2.5 billion to $2.6 billion
•	$2-billion capital program
•	Free cash flow of approximately $400 million
•	Net debt of $14 billion

The 2006 targets above assume commodity prices of $8 per million British thermal units (MMBtu) for natural gas and $60 per barrel for oil.

Business Plan Highlights

Pipeline Group

El Paso’s Pipeline Group owns the largest and most geographically balanced set of natural gas pipelines in North America. In addition to safe and efficient operations, El Paso’s Pipeline Group is focused on addressing the nation’s significant natural gas infrastructure requirements.

“Rising natural gas demand and a shift in sources of supply will require our industry to make significant investments in North American infrastructure,” said Foshee. “Our pipelines have unmatched market presence and connectivity, making us uniquely situated to address those needs and capture new opportunities.”

The Pipeline Group is actively developing large-scale growth projects such as the expansions at the Elba Island liquefied natural gas (LNG) terminal and the related Cypress and Elba Express pipeline takeaway projects. In addition, the group has a significant backlog of various market-area and Rockies projects under development. The group’s 2006 capital budget is approximately $1 billion, of which $470 million is dedicated to growth projects. The group expects to spend at least $450 million or more of growth capital annually for the foreseeable future.

El Paso expects this segment of its business to generate stable earnings and cash flow with average annual EBITDA growth of 4 to 6 percent in 2006 and beyond.

Exploration and Production

El Paso has significantly increased the value of its exploration and production company during the past year and half. New management has instilled capital discipline across the organization, delivered solid returns on invested capital, shifted the company’s capital program toward longer-lived onshore areas, and significantly increased reserve life, making this business more predictable. More importantly, El Paso now has a balanced, multi-year drilling inventory that will create value in 2006 and beyond.

“The 2006 outlook for El Paso Exploration & Production Company is outstanding,” said Foshee. “Through the implementation of a back-to-basics strategy, we have completed a successful turnaround of this business. During 2006, we will continue to create value for shareholders through disciplined investing and cost control.”

El Paso’s exploration and production 2006 capital budget is approximately $1 billion. The company will focus on allocating capital to deliver predictable baseline results and continuing the shift toward a lower-risk production profile while retaining exposure to high-impact projects. Key business drivers for each of the company’s regions include:

•	Onshore. Continue to build upon its proven development program.
•	Texas Gulf Coast. Build upon development success recorded during the second half of 2005, while maintaining moderate exploration exposure.
•	Gulf of Mexico. Provide short-lived, high-return investment opportunities with significant exploration exposure.
•	International. Create growth over a longer time horizon by continuing to pursue a balanced exploration and production portfolio in Brazil.

El Paso expects its exploration and production operations to produce between 825 and 850 million cubic feet equivalent per day (MMcfe/d), including its proportionate share of production in Four Star Oil & Gas Company (Four Star). This represents an increase of 8 to 11 percent over 2005 production levels and incorporates the loss of approximately 30 MMcfe/d of Brazilian production in January due to contractual reversion and the deferral of 8 MMcfe/d of production currently shut in due to hurricane-related constraints. Production costs are expected to range between $1.02 and $1.05 per thousand cubic feet equivalent. As reported earlier, the company ended the year with approximately 2.7 trillion cubic feet equivalent of reserves, including its proportionate share of proved reserves in Four Star, and expects to grow its reserve base by 5 to 10 percent in 2006.

Marketing and Trading and Power

El Paso significantly reduced the earnings volatility at its marketing company during 2005 through the sale of the majority of its power book and the divestiture of its Cordova tolling agreement. During 2006, the company expects to further reduce the size of its remaining legacy trading portfolio from a high of approximately 37,000 transactions to fewer than 1,100 transactions. These actions will substantially further the company’s transition to an organization focused on maximizing the value of El Paso Exploration & Production Company’s gas and oil production.

The company plans to continue to pursue the sale of its remaining domestic and certain international power plants after having completed the sale of almost $1.5 billion in power assets since 2004. The company will also continue to actively pursue resolutions to contract disputes associated with its Brazilian power portfolio.

Webcast
The company has scheduled a live webcast to begin at 8:30 a.m. Eastern Time today to review its 2006 operational and financial plan. A detailed agenda, presentation slides, and the audio webcast of the day’s meeting will be available through the company’s Web site at www.elpaso.com in the Investors section one hour before the presentations begin.

A replay of the webcast will be available online through the company’s Web site in the Investors section. If you have questions regarding access to the webcast, please contact Toni Garcia at (713) 420-4613.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to file our annual report on Form 10-K by March 16, 2006; our ability to implement and achieve our objectives in our financial and operational plan for 2006, including achieving our debt-reduction targets; changes in reserve estimates based upon internal and third-party reserve analyses; the effects of changes in accounting rules and guidance; our ability to meet production volume targets in our Production segment; uncertainties and potential consequences associated with the outcome of governmental investigations, including, without limitation, those related to the reserve revisions and natural gas hedge transactions; outcome of litigation, including shareholder derivative and class actions related to reserve revisions and restatements; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to successfully exit the energy trading business; our ability to close our announced asset sales on a timely basis; changes in commodity prices for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

The reserves and production information in this release include the proved gas and oil reserves and production attributable to El Paso’s 43 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which will be included in its Annual Report on Form 10-K, will reflect its proportionate share of the proved reserves of Four Star separately from its consolidated proved reserves. In addition, the proved reserves attributable to our proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.

Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are provided herein. Additional detail regarding non-GAAP financial measures can be reviewed in our presentations posted at www.elpaso.com in the Investors section.

El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations, and the impact of accounting changes; (ii) income taxes; (iii) interest and debt expense; and (iv) distributions on preferred interests of consolidated subsidiaries. The company excludes interest and debt expense and distributions on preferred interests of consolidated subsidiaries so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure.  The company defines EBITDA as EBIT plus Depreciation, Depletion and Amortization. El Paso’s business operations consist of both consolidated businesses as well as substantial investments in unconsolidated affiliates. As a result, the company believes that EBIT and EBITDA , which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments.  We also believe that debt holders commonly use EBITDA to analyze company performance.  Net Debt is defined as El Paso's total Financing Obligations as disclosed on the company's consolidated balance sheet net of cash and cash equivalents.  Net Debt is an important measure of the company's total leverage. Investor’s should be aware that some of El Paso’s cash is restricted and not available for debt repayment. Total Liquidity is defined as cash that is easily available for general corporate purposes and available capacity under El Paso's $3 billion credit agreement and El Paso's  $300 million borrowing base credit facility. Total Liquidity demonstrates the company’s ability to meet current obligations and commitments. Per-unit total cash expenses equal total operating expenses less DD&A and other non-cash charges divided by total production. It is a valuable measure of operating efficiency. Free Cash Flow reflects operating cash after capital expenditures and payment of dividends and is indicative of cash that may be available for repayment of debt, acquisitions or new growth opportunities available to the company. Free Cash Flow does not account for all our non-discretionary expenditures, such as our mandatory debt service requirements.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.

These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP measurements.

Net Debt Reconciliation
Total debt at 9/30/05	$17.9
Total cash and cash equivalents	0.9
Outstanding net debt at 9/30/05	$17.0

Total estimated debt at 12/31/05	$18.2
Total estimated cash and cash equivalents	2.1
Estimated net debt at 12/31/05	$16.1

2006 Core Earnings and Cash Flow Reconciliation ($ Millions, Except Earnings & Cash Per Share)
	EBIT
EBITDA	$3,455-$3,560
DD&A	1,100
EBIT	$2,355-$2,460
Interest	1,275
Taxes at 38%	410-450	EPS
Net income	$670-$735	$0.95-$1.05

Non-cash adjustments (90%)
DD&A	$1,100
Non-cash taxes	370-405
Working capital changes & other	415-425	Cash Per Share
Operating cash	$2,555-$2,665	$3.37-$3.51

Dividends	$110
Maintenance capital	1,275
Discretionary cash	1,170-1,280
Growth capital	770
Free cash	$400-$510

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828
Fax: (713) 420-4417